Exhibit 10.16

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

PATENT AND KNOW-HOW LICENCE AGREEMENT

by and between

KHANDA THERAPEUTICS LP

and

TALAWAR TX INC.

Dated as of May 6, 2026

CONFIDENTIAL

PATENT AND KNOW-HOW LICENCE AGREEMENT

This PATENT AND KNOW-HOW LICENCE AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2026 (the “Commencement Date”), by and between:

(1)
KHANDA THERAPEUTICS LP, a Delaware limited partnership, having its principal place of business at [*] (“Licensor” or “Khanda”); and
(2)
TALAWAR TX INC., a Delaware corporation, having its principal place of business at [*] (“Licensee” or “Talawar”).

Licensor and Licensee are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor is the owner or exclusive licensee of certain Patent Rights, Know-How, and other intellectual property relating to a bispecific antibody that is directed to both Interleukin-13 (“IL-13”) and Interleukin-18 (“IL-18”);

WHEREAS, Licensee desires to obtain, and Licensor desires to grant, a licence under the Licensed Technology (as defined below) to develop, manufacture, and commercialise Licensed Products in the Field in the Territory, subject to the terms and conditions set forth herein; and

WHEREAS, the Parties intend that, for U.S. federal and applicable state and local income tax purposes, (a) the issuance to Licensor of shares of Licensee’s Series L Preferred Stock described in Section 5.1 of this Agreement, and each Equity Grant pursuant to Sections 5.13(a) or (b), qualifies as a tax-deferred exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the Reimbursement Payment and payments under Sections 5.2, 5.3, 5.4 and 5.5 of this Agreement constitute “other property” under Section 351(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquiring Entity” means, collectively, any Third Party that becomes an Affiliate of a Party as a result of Change of Control of such Party and such Third Party’s Affiliates, other than (a) the applicable Party in the definition of Change of Control, and (b) such Party’s Affiliates, determined immediately prior to the closing of such Change of Control.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” shall have correlative meanings. A Person shall be deemed an Affiliate of another Person only for so long as such control relationship exists.

“Antibody” means (a) any antibody, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source or (b) any fragment, variant or construct thereof.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, decree, judgment, injunction, governmental approval, licence, permit, authorisation or requirement of any Governmental Authority, including any rules, regulations, guidelines or other requirements of any relevant regulatory authorities, in each case as in effect from time to time.

“Bankruptcy Code” has the meaning set forth in Section 11.3(b).

“Bankruptcy Event” has the meaning set forth in Section 11.3(b).

“BsAb” means Licensor’s bispecific Antibody Directed To IL-13 and IL-18, designated by Licensor as TALA-125, the sequence of which is provided in accordance with Exhibit B.

“BsAb Know-How” means the pre-clinical, clinical, development and manufacturing data and Know-How, technical information and/or tangible materials that are (a) specific to the BsAb (other than the IL-13 Know-How) and (b) Controlled by Licensor at the Commencement Date.

“BsAb Patent” means the patent application listed in Part A of Exhibit A, together with all continuations, continuations-in-part (but only to the extent the claims thereof are directed to subject matter specifically described in such patents or patent applications), divisionals, reissues, re-examinations, extensions (including supplementary protection certificates and any equivalent thereof), and any foreign counterparts of the foregoing, and all patents issuing from the foregoing, in each case, to the extent Controlled by Licensor or its Affiliates.

“BsAb Product” has the meaning set forth in Section 6.1.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in New York, New York.

“Calendar Quarter” means each three (3) month period commencing on January 1, April 1, July 1 and October 1 of each Calendar Year. For the avoidance of doubt, the first Calendar Quarter shall begin on the Commencement Date, and the final Calendar Quarter shall end on the effective date of the expiration or termination of this Agreement.

“Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31. For the avoidance of doubt, the first Calendar Year shall begin on the Commencement Date, and the final Calendar Year shall end on the effective date of the expiration or termination of this Agreement.

“Change of Control” means (a) a consolidation or merger of a Party (“Relevant Party”) with or into any other corporation or other entity or Person, or any other corporate reorganisation, other than any such consolidation, merger or reorganisation in which the shares of capital stock of the Relevant Party immediately prior to such consolidation, merger or reorganisation continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganisation; (b) any transaction or series of related transactions to which the Relevant Party is a party in which in excess of fifty percent (50%) of the Relevant Party’s voting power is transferred; or (c) the sale or transfer of all or substantially all of the Relevant Party’s assets, or the exclusive licence of all or substantially all of the Relevant Party’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Relevant Party or any successor, indebtedness of the Relevant Party is cancelled or converted, or a combination thereof.

“Claim” has the meaning set forth in Section 9.1.

“Combination Product” means a Licensed Product that contains one or more active pharmaceutical ingredients in addition to a Licensed Antibody.

“Commercialisation” or “Commercialise” means all activities relating to the marketing, promotion, distribution, offering for sale, sale, import, export, and commercial exploitation of a Licensed Product, including pre-launch activities, launch activities, advertising, medical education, medical liaison activities, market research, and post-approval studies and also including interacting with Regulatory Authorities following receipt of Regulatory Approval and seeking and maintaining any required reimbursement approval. When used as a verb, “Commercialise” means to engage in Commercialisation.

“Competing Product” has the meaning set forth in Section 2.6(a).

“Commercially Reasonable Efforts” [*]

“Common Stock” means shares of Licensee’s common stock, par value $0.00001.

“Confidential Information” has the meaning set forth in Section 10.1.

“Control” or “Controlled” means, with respect to any Intellectual Property Right, that a Party or its Affiliate owns or has a licence or sublicence to such Intellectual Property Right and has the ability to grant a licence, sublicence or other right to use such Intellectual Property Right as provided for herein without violating the terms of any agreement or arrangement with any Third Party. Notwithstanding the foregoing, a Party shall not be deemed to Control (a) any Intellectual Property Right obtained by such Party after the Commencement Date only if that would require such Party to pay any royalties or other consideration therefor and (b) any Intellectual Property Rights that: (i) prior to the consummation of a Change of Control of such Party, is owned or in-licenced, or (ii) after the consummation of a Change of Control of such Party, becomes owned or in-licenced (to the extent such Intellectual Property Rights are developed outside of the scope of the activities conducted hereunder and without use of or reference to any Intellectual Property Rights Controlled by such Party or any Affiliate of such Party immediately before such Change of Control, or any Confidential Information of the other Party), in each case ((i) or (ii)), by a Third Party that becomes an Affiliate of such Party after the Commencement Date as a result of such Change of Control or an assignee of such Party after the Commencement Date as the result of an assignment of this Agreement in connection with a Change of Control, unless prior to the consummation of such Change of Control or assignment, such Party or any of its Affiliates also Controlled such technology or Intellectual Property Rights.

“Cover” “Covered” or “Covered By” means, with respect to a product, composition, method, process, or service, that, but for a licence granted under a Valid Claim, the making, using, marketing, selling, offering to sell, importing, exporting, distributing or other exploitation of such product, composition, method, process, or service would infringe such Valid Claim (or, in the case of a pending claim, would infringe such claim if it were to issue as a patent claim in its then-current form).

“Derived Antibody” means any bispecific Antibody that is created, generated or developed by or on behalf of Licensee, its Affiliates or its or their Sublicensees that is Directed To IL-13 and IL-18 and is not Directed To any other targets.

“Development” or “Develop” means all activities relating to pre-clinical and clinical development of a Licensed Product, including all pre-clinical studies, toxicology studies, clinical trials, regulatory activities, and manufacturing development activities conducted in support of obtaining or maintaining Regulatory Approval of a Licensed Product. When used as a verb, “Develop” means to engage in Development.

“Development Milestone” has the meaning set forth in Section 5.3(a)(i).

“Directed To” means, with respect to an Antibody and a target (or a combination of targets), that such Antibody (a) directly binds to such target (or such combination of targets, as applicable) and (b) modulates the activity of such target (or the activities of such combination of targets, as applicable), in each case ((a) and (b)), as its intended primary mechanism of action. For clarity, the foregoing will not include incidental or non-specific binding activity.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Dispute” has the meaning set forth in Section 12.1.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Equity Grant” has the meaning set forth in Section 5.13.

“Exclusivity Period” means the period commencing on the Commencement Date and continuing until the [*] of the Commencement Date.

“Existing Third Party License” means any agreement existing as of the Commencement Date pursuant to which Licensor has in-licenced any Intellectual Property Rights included within the Licensed Technology.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” means the diagnosis, prevention, and treatment of disease in humans.

“Force Majeure Event” has the meaning set forth in Section 13.2.

“First Commercial Sale” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the first bona fide arm’s length sale of a Licensed Product to a Third Party in a country for monetary value after Regulatory Approval has been obtained in such country. First Commercial Sale shall not include [*].

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any supranational, national, federal, state, provincial, local or other government, or governmental, regulatory or administrative authority, agency, bureau, board, commission, court, department, tribunal or other governmental entity, including any Regulatory Authority.

“IFRS” means International Financial Reporting Standards, consistently applied.

“IL-13” has the meaning set forth in the Recitals.

“Il-18” has the meaning set forth in the Recitals.

“[*]” means the patent application listed in Part B of Exhibit A, together with all continuations, continuations-in-part (but only to the extent the claims thereof are directed to subject matter specifically described in such patents or patent applications), divisionals, reissues, re-examinations, extensions (including supplementary protection certificates and any equivalent thereof), and any foreign counterparts of the foregoing, and all patents issuing from the foregoing, to the extent Controlled by Licensor or its Affiliates.

“IL-13 Know-How” means the pre-clinical, clinical, development and manufacturing data and Know-How, technical information and/or tangible materials that are (a) specific to IL-13 (other than the BsAb Know-How) and (b) Controlled by Licensor as of the Commencement Date.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property Rights” means any and all proprietary rights provided under (a) patent law, including any Patent Rights; (b) copyright law; or (c) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in Know-How, or the expression or use thereof.

“Intended Tax Treatment” has the meaning set forth in Section 5.12(c).

“IPO” has the meaning set forth in Section 5.13.

“Know-How” shall mean all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes Patent Rights.

“Licensed Antibody” means (a) the BsAb, (b) any bispecific Antibody Directed To IL-13 and IL-18 that is disclosed or claimed in the BsAb Patent, other than the BsAb and (c) any Derived Antibody, in each case (a) through (c), only Directed To IL-13 and IL-18 and no other targets.

“Licensed Know-How” means the BsAb Know-How and the IL-13 Know-How.

“Licensed Patents” means the BsAb Patent and/or the [*].

“Licensed Product” means any drug product comprising a Licensed Antibody, wherein such drug product is Directed To IL-13 and IL-18 and no other targets.

“Licensed Technology” means Licensor’s rights under the Licensed Patents and the Licensed Know-How.

“Licensee Improvements” has the meaning set forth in Section 7.1(b).

“Licensee Indemnitees” has the meaning set forth in Section 9.2.

“Licensor Indemnitees” has the meaning set forth in Section 9.1.

“Losses” has the meaning set forth in Section 9.1.

“Major Territory” means each of [*].

“MAA” means (a) a New Drug Application in the United States, as defined in the United States Federal Food, Drug and Cosmetics Act, and applicable regulations promulgated thereunder by the FDA; (b) a Biologics License Application in the United States, as defined in the United

States Public Health Service Act; or (c) any application filed with any Regulatory Authority in a country other than the United States that is equivalent to either of the foregoing.

“Milestone” has the meaning set forth in Section 5.3(b).

“Net Sales” has the meaning set forth in Section 5.4.

“Patent Challenge” has the meaning set forth in Section 7.3(a).

“Patent Costs” means all reasonable, documented, out-of-pocket costs incurred by Licensor (or its designee) in the preparation, filing, prosecution, maintenance, defence and enforcement of the Licensed Patents, including official fees, outside counsel fees and annuity or renewal fees.

“Patent Infringement” has the meaning set forth in Section 7.3(a).

“Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organisation, Governmental Authority or other entity.

“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(a) (or the equivalent thereof in any jurisdiction outside the United States), regardless of where such clinical trial is conducted.

“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(b) (or the equivalent thereof in any jurisdiction outside the United States), regardless of where such clinical trial is conducted.

“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(c) (or the equivalent thereof in any jurisdiction outside the United States), regardless of where such clinical trial is conducted.

“Pubco” has the meaning set forth in Section 5.13(d).

“Publication” has the meaning set forth in Section 10.7(a).

“Qualifying Funding Event” means the closing of the financing transaction (or series of related transactions) resulting in Licensee having, in the aggregate, raised proceeds of at least of one hundred million US Dollars ($100,000,000) of which at least fifty million US dollars ($50,000,000) were paid by Persons other than equity investors (or parties related to such investors) in Licensor (or any of its Affiliates) as of the Commencement Date.

“Receiving Party” has the meaning set forth in Section 10.1.

“Regulatory Approval” means, with respect to a Licensed Product in a country, all approvals (including approval of an MAA as well as any applicable pricing and/or reimbursement approvals), licences, registrations, or authorisations of the applicable Regulatory Authority in such country necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of such Licensed Product in such country.

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products, including the FDA and the EMA.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to a pharmaceutical product, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, paediatric exclusivity, or any similar exclusivity right or period.

“Regulatory Milestone” has the meaning set forth in Section 5.3(a).

“Reimbursement Payment” has the meaning set forth in Section 5.1.

“Remaining Recovery” has the meaning set forth in Section 7.3(f).

“Representatives” of a Party means such Party’s officers, directors, employees, contractors, subcontractors, agents and consultants.

“Reversion License” has the meaning set forth in Section 11.4(e).

“Reversion Products” has the meaning set forth in Section 11.4(e).

“Review Period” has the meaning set forth in Section 10.7(a).

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of such Licensed Product in such country until the latest of: (a) the expiration of the last-to-expire Valid Claim of a Licensed Patent, Covering the manufacture, use or sale of such Licensed Product in the country at issue; (b) the expiration of Regulatory Exclusivity for such Licensed Product in the country in which the sale occurs; and (c) the twelfth (12th) anniversary of the First Commercial Sale of such Licensed Product in such country.

“Series L Preferred Stock” means shares of Licensee’s Series L Preferred Stock, par value $0.00001.

“Sublicence” means a sublicence of the rights granted to Licensee under this Agreement.

“Sublicensee” means a Third Party to whom Licensee (or a further Sublicensee) has granted a Sublicence.

“Term” has the meaning set forth in Section 11.1.

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired patent in such country that (i) has not been held revoked, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or (b) a claim of a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [*] from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit. Any claim in a pending patent application that is filed after [*] from its earliest priority date will not be considered a Valid Claim until such claim is granted and meets the requirements of subsection (a).

“Wind-Down Period” has the meaning set forth in Section 11.4(b).

Article 2

LICENCE GRANTS

2.1.
Licence Grant to Licensee.

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates, subject to Section 2.5), royalty-bearing licence under the Licensed Technology, with the right to grant Sublicences in accordance with Section 3.1, to Develop, manufacture, have manufactured, use, Commercialise and otherwise exploit Licensed Products in the Field in the Territory and to Develop, manufacture and have manufactured Licensed Antibodies for use in Licensed Products in the Field in the Territory.

2.2.
Licensor’s Retained Rights.

Notwithstanding the exclusive nature of the licence granted under Section 2.1, Licensor retains all rights under the Licensed Technology to perform its obligations under this Agreement and any other agreement between Licensor and its Affiliates and Licensee and its Affiliates.

2.3.
No Implied Licences.

Except as expressly set forth in this Agreement, no right or licence under any Patent Rights, Know-How or other Intellectual Property Right of either Party is granted or shall be granted by implication, estoppel, or otherwise.

2.4.
Scope Limitations.

Licensee shall not (a) use the Licensed Technology for any purpose other than as expressly permitted under this Agreement or (b) practise the Licensed Technology outside of the scope of the licence under Section 2.1.

2.5.
Existing Third Party Licences.

Notwithstanding anything to the contrary in this Agreement, Licensee understands and agrees that (a) this Agreement is subject to the terms and conditions of the Existing Third Party Licences and the portion of the licence granted to Licensee under Section 2.1 that is a sublicence under the Existing Third Party Licences is limited in scope to the rights granted to Licensor in the Existing Third Party Licences; (b) such sublicence may be terminated if any Existing Third Party Licence is terminated; (c) it will comply with all provisions of the Existing Third Party Licences relevant to its activities as a sublicensee under the Existing Third Party Licences; (d) the applicable Third Party’s exercise of its rights under any Existing Third Party Licence shall not constitute a breach hereunder; (e) it will not take any action that would result in a breach of the Existing Third Party Licences; and (f) it will cooperate with and assist Licensor to meet its obligations under the Existing Third Party Licences.

2.6.
Exclusivity.

(a) Subject to the terms of this Section 2.6, to the maximum extent permissible under Applicable Law, during the Exclusivity Period, Licensor shall not, and shall ensure that its Affiliates do not, directly or indirectly, conduct any activity, either on its own or with, for the benefit of, or sponsored by, any Third Party, including granting any licence to any Third Party that would permit such Third Party, to clinically develop or commercialise any bi-specific Antibody that is Directed To both IL-13 and IL-18 and no other target (a “Competing Product”); provided that Competing Products shall not include any product that was generated, researched or developed under any other written agreement between the Parties for which such agreement expired or terminated for any reason other than for Licensor’s uncured material breach. It will not be a violation of this Section 2.6(a) if Licensor or its Affiliate, directly or through a Third Party, (i) conducts screening activities solely for the purposes of ensuring compliance with this Section 2.6(a), (ii) conducts activities in accordance with the terms of this Agreement, or any other written agreement between the Parties, or (iii) conducts activities with the prior written consent of the Licensee.

(b) Notwithstanding anything herein to the contrary, if a Change of Control occurs with respect to Licensor or its Affiliates, and the Acquiring Entity (or any of such Acquiring Entity’s successors or assigns) as of the Change of Control or at any time after the Change of Control is clinically developing or commercialising a Competing Product, then such acquisition and the clinical development and commercialisation of such Competing Product by the Acquiring Entity (or any of such Acquiring Entity’s successors or assigns) shall not constitute a breach of Section 2.6(a); provided, that the Licensed Technology and Confidential Information of the Licensee exclusively relating to Licensed Antibodies or Licensed Products is not used in the exploitation of such Competing Product.

(c) If a Third Party becomes an Affiliate of Licensor or its Affiliates as result of a transaction that does not involve a Change of Control of Licensor or its Affiliates, and such Third Party is clinically developing or commercialising a Competing Product, then it will not be a breach of Section 2.6(a), if such Competing Product is wound-down or divested within [*] after closing of the transaction that made such Third Party an Affiliate of the Licensor; provided that, during such [*] period, the Licensed Technology and Confidential Information of the Licensee exclusively relating to Licensed Antibodies or Licensed Products.

(d) During the Exclusivity Period, Licensor shall not, and shall ensure that its Affiliates do not, directly or indirectly, either on its own or with, for the benefit of, or sponsored by, any Third Party, including granting any licence to any Third Party that would permit such Third Party, to develop or commercialise an Antibody product that contains a sequence Directed To IL-13 that is Covered by the [*] or the BsAb Patent, in each case, as of the Effective Date, except (i) for activities conducted under this Agreement or any other written agreement between the Parties or (ii) in connection with any product that was generated, researched or developed under any other written agreement between the Parties for which such agreement expired or terminated for any reason other than for Licensor’s uncured material breach.

Article 3

SUBLICENSING

3.1.
Right to Sublicence.

(a) Licensee shall have the right to grant Sublicences under the licence granted in Section 2.1, through multiple tiers, to its Affiliates and to Third Parties, subject to the conditions set forth in this Section 3.1.

(b) Each Sublicence granted by Licensee shall be in writing and shall be consistent with and subject to all the terms, conditions and restrictions of this Agreement. Licensee shall ensure that the terms of each Sublicence agreement are sufficient to enable Licensee to comply with all of its obligations under this Agreement.

(c) Licensee shall provide Licensor with written notice of each Sublicence within [*] of its execution, together with a true, complete and accurate copy of such Sublicence agreement (which may be redacted to remove confidential financial terms, provided that such redaction does not impair Licensor’s ability to verify compliance with this Agreement).

(d) The grant of any Sublicence shall not relieve Licensee of any of its obligations under this Agreement. Licensee shall be and remain fully responsible for the performance of all of its obligations hereunder, including the payment of all amounts due to Licensor, and shall be responsible for any acts and omissions of its Sublicensees as if such acts and omissions had been those of Licensee.

3.2.
Survival of Sublicences.

If this Agreement is terminated for any reason (other than termination by Licensor for Licensee’s uncured material breach pursuant to Section 11.3(a) where the Sublicensee was complicit in or contributed to such breach), at the written request of any Sublicensee, Licensor will negotiate in good faith the terms and conditions of a direct licence with such Sublicensee that is consistent with the terms of this Agreement (as adjusted for the scope of licence, products, field of use and other provisions of the original Sublicence), provided that such Sublicensee is not then in material breach of its Sublicence agreement and agrees to assume all applicable obligations to Licensor that were borne by Licensee under this Agreement to the extent relating to such Sublicensee’s rights.

Article 4

TECHNOLOGY TRANSFER

4.1.
Technology Transfer.

Within [*] following the Commencement Date, Licensor shall disclose to Licensee all Licensed Know-How in Licensor’s possession and Control. Such delivery shall be made in electronic format to the extent practicable.

4.2.
Assistance.

Licensor shall provide reasonable technical assistance to Licensee, at Licensee’s reasonable request [*], in connection with the transfer of the Licensed Know-How and the Development and manufacture of Licensed Antibodies and Licensed Products. Such assistance shall include making knowledgeable personnel reasonably available for consultation on technical matters for a period of [*].

Article 5

FINANCIAL TERMS

5.1.
Reimbursement Payment.

In partial consideration for the rights and licences granted hereunder, Licensee shall (a) promptly following the date hereof, issue to Licensor nine million (9,000,000) shares of Licensee’s Series L Preferred Stock pursuant to the form of Preferred Stock Purchase Agreement attached hereto as Exhibit C, which is hereby incorporated into and made part of this Agreement, and (b) within thirty (30) days of the occurrence of a Qualifying Funding Event pay to Licensor a non-refundable, non-creditable reimbursement payment of eighteen million US Dollars ($18,000,000) for research and development costs incurred by Licensor with respect to the Licensed Technology prior to the Commencement Date (the “Reimbursement Payment”).

5.2.
Development Milestone Payments.

(a) Licensee shall pay to Licensor the following non-refundable, non-creditable milestone payments upon the first achievement by Licensee, its Affiliates, its Sublicensees or any Third Party acting on behalf of any of them of each of the following development milestone events (each, a “Development Milestone”) with respect to each Licensed Product:

(i)
[*];
(ii)
[*] ; and
(iii)
[*] .

(b) For the avoidance of doubt, (i) each Development Milestone payment shall be payable a maximum of one (1) time per Licensed Product and (ii) if [*] satisfies the criteria for more than one Development Milestone [*], the milestone payment for each applicable Development Milestone shall become due upon the event that triggers such Development Milestone.

5.3.
Regulatory Milestone Payments.

(a) On a Licensed Product-by-Licensed Product basis, Licensee shall pay to Licensor the following non-refundable, non-creditable milestone payment upon the first achievement of the following regulatory milestone event (the “Regulatory Milestone”) by Licensee, its Affiliates, its Sublicensees or any Third Party acting on behalf of any of them:

(i)
[*].

(b) For avoidance of doubt, upon achievement of any Development Milestone or Regulatory Milestone (each a “Milestone”), all prior unachieved Milestones shall be deemed thereby achieved and, if the applicable payment for any such prior Milestone has not previously been paid, it shall thereupon also be paid at the same time that the applicable payment for such subsequent achieved Milestone is paid.

5.4.
Net Sales.

“Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced by or on behalf of Licensee, its Affiliates, and its Sublicensees for sales of such Licensed Product to Third Parties (other than Sublicensees for further sale) in bona fide arm’s length transactions, less the following deductions to the extent included in such gross amounts and actually incurred, allowed, accrued, or specifically allocated:

(i)
[*];
(ii)
[*];
(iii)
[*];
(iv)
[*];
(v)
[*]; and
(vi)
[*].

(b) Combination Products. If a Licensed Product is sold as a Combination Product, Net Sales of such Combination Product shall be calculated by [*]. If [*], the Parties shall negotiate in good faith and agree an appropriate allocation of Net Sales (such allocation subject to Licensor’s approval).

5.5.
Royalties.

(a) Royalty Rates. Subject to Sections 5.5(c) and 5.6, Licensee shall pay to Licensor royalties on aggregate annual Net Sales of all Licensed Products in each Calendar Year at the following tiered rates:

(i)
[*] of the portion of aggregate annual Net Sales up to and including;
(ii)
[*] of the portion of aggregate annual Net Sales exceeding up to and including; and
(iii)
[*] of the portion of aggregate annual Net Sales exceeding.

(b) Royalty Term. Royalties under this Section 5.5 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term. Following expiration (but not termination) of the Royalty Term for a Licensed Product in a country, the licences granted hereunder with respect to such

Licensed Product in such country shall become fully paid-up, royalty-free, perpetual and irrevocable.

(c) Royalty Step-Down. If, during any Calendar Quarter during the Royalty Term for a particular Licensed Product in a particular country, (i) such Licensed Product [*] and (A) such Licensed Product is not Covered by a Valid Claim of a Licensed Patent and (B) Regulatory Exclusivity has expired for such Licensed Product, in each case ((A) and (B)), in the particular country of sale or manufacture, the applicable royalty rate for Net Sales of such Licensed Product in such country during such Calendar Quarter shall be reduced by [*] or (ii) such Licensed Product [*] and (A) such Licensed Product is not Covered by a Valid Claim of a Licensed Patent and (B) Regulatory Exclusivity has expired for such Licensed Product, in each case ((A) and (B)), in the particular country of sale or manufacture, the applicable royalty rate for Net Sales of such Licensed Product in such country during such Calendar Quarter shall be reduced by [*].

5.6.
Royalty Stacking.

If Licensee or any of its Affiliates is required to obtain a licence from a Third Party under Patent Rights of such Third Party [*] in a country in the Territory, and royalties are payable to such Third Party thereunder, then Licensee may offset up to [*] of such Third Party royalties against the royalties otherwise payable to Licensor under Section 5.5(a) with respect to Net Sales of the applicable Licensed Product in such country; provided, however, that in no event shall the royalties payable to Licensor under Section 5.5(a) be reduced by more than [*] of the amounts otherwise due in any Calendar Quarter as a result of such offset.

5.7.
Royalty Floor.

In no event will the royalty reductions set forth in Section 5.5(c) and Section 5.6 reduce the aggregate amount of royalties due to Licensor in a country in any given Calendar Quarter by more than [*] of the amount that would otherwise have been due and payable by Licensee under Section 5.5(a) in such Calendar Quarter for such country.

5.8.
Third Party Licence Obligations.

Licensee shall pay, or reimburse to Licensor, all licence fees, milestone payments and royalties (if any) paid or payable under each Existing Third Party License to the extent attributable to the exercise of rights sublicensed to Licensee hereunder. Licensor shall provide Licensee with reasonable advance notice of any such payments becoming due and sufficient documentation to verify the amounts thereof.

5.9.
Payment Terms.

(a) All royalty payments due under Section 5.5 shall be calculated and reported on a Calendar Quarter basis and shall be due and payable within [*] after the end of [*].

(b) All milestone payments due under Sections 5.2 and 5.3 shall be due and payable within [*] after the achievement of the applicable Milestone. Licensee shall provide written notice to Licensor of the achievement of each Milestone within [*] of such achievement.

(c) All payments under this Agreement shall be made in United States Dollars by wire transfer of immediately available funds to the bank account designated by Licensor in writing.

(d) If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the exchange rates reported on the [*] prior to the payment due date for the purchase and sale of United States Dollars, as reported by the Wall Street Journal (East Coast Edition).

(e) Any amount owed by Licensee to Licensor under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the per annum rate of [*] above the then-applicable United States prime rate as quoted in the Wall Street Journal (East Coast Edition) (or if it no longer exists, a similarly authoritative source), calculated on a daily basis, or, if lower, the highest rate permitted under Applicable Law.

5.10.
Reports and Records.

(a) Within [*] after the end of [*] during the Term in which there are Net Sales, Licensee shall deliver to Licensor a written report setting forth in reasonable detail, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) [*]; (ii) [*]; (iii) [*]; (iv) [*]; and (v) [*].

(b) Licensee shall maintain, and shall require its Affiliates and Sublicensees to maintain, complete and accurate books and records in sufficient detail to enable verification of all payments due to Licensor under this Agreement, and shall retain such books and records for a period of at least [*] following the Calendar Year to which they relate.

5.11.
Audit Rights.

(a) Licensor shall have the right, at its own expense (except as provided in Section 5.11(b)), to engage an independent, nationally recognised accounting firm reasonably acceptable to Licensee to audit the relevant books, records and accounts of Licensee and its Affiliates, solely to verify the accuracy of royalty reports and payments made under this Agreement. Such audits may be conducted no more than [*] and shall cover a period of no more than the preceding [*]. Upon completion of any audit hereunder, the accounting firm shall provide both Parties a written report disclosing whether the reports submitted by Licensee are correct or incorrect, whether the amounts paid are correct or incorrect, and in each case, the specific details concerning any discrepancies. No other information regarding Licensee’s records shall be provided to Licensor.

(b) If any such audit reveals an underpayment by Licensee of more than [*] of the amounts due for the period audited, Licensee shall reimburse Licensor for the reasonable costs of such audit.

(c) If any such audit concludes that (i) Licensee has in aggregate underpaid amounts owed to Licensor during the audited period, then Licensee shall promptly pay the deficiency, together with interest thereon calculated in accordance with Section 5.9(e), or (ii) Licensee has in aggregate overpaid amounts owed to Licensor during the audited period, then Licensee may, at its election, either credit such overpaid amount against any future payment obligation to Licensor or require Licensor to refund such amounts within [*] of Licensee’s request.

(d) Each Party shall treat all information disclosed or obtained in connection with any audit under this Section 5.11 as Confidential Information of the other Party.

5.12.
Taxes.

(a) All amounts payable by Licensee to Licensor under this Agreement are exclusive of any sales, use, value added or similar taxes but inclusive of any withholding or similar taxes. If Licensee is required by Applicable Law to withhold or deduct any taxes from any payment due to Licensor hereunder, Licensee shall (i) deduct such taxes from the payment, (ii) timely remit such taxes to the appropriate Governmental Authority, and (iii) provide Licensor with an official tax receipt or other evidence of such payment.

(b) The Parties shall cooperate and use commercially reasonable efforts to minimise any withholding or similar tax obligations, including providing any documentation or information reasonably required to claim any available exemption from, or reduction of, such taxes.

(c) The Parties intend that, for U.S. federal and applicable state and local income tax purposes, (i) issuance to Licensor of Shares of Licensee’s Series L Preferred Stock described in Section 5.1 of this Agreement, and each Equity Grant pursuant to Sections 5.13(a) or (b), qualifies as a tax-deferred exchange under Section 351(a) of the Code and (ii) the Reimbursement Payment and payments under Sections 5.2, 5.3, 5.4 and 5.5 of this Agreement constitute “other property” within the meaning of Section 351(b) of the Code (together, the “Intended Tax Treatment”). The parties shall file all tax returns consistently with the Intended Tax Treatment, and shall not take any tax position inconsistent with the Intended Tax Treatment, unless otherwise required by a change in law or “determination” within the meaning of Section 1313(a) of the Code.

5.13.
Equity Grants.

Upon an initial public offering of the Licensee (the “IPO”), the Licensee shall grant to the Licensor shares of its Common Stock (each, an “Equity Grant”) as follows:

(a) First Anniversary Grant. On the first anniversary of the IPO, Licensee shall issue to Licensor such number of shares of Common Stock that represents 1.00% of the outstanding shares of the Licensee as of the date of grant, on a fully diluted basis (including, for the avoidance of doubt, all shares issuable upon the exercise or conversion of any convertible securities, stock options, warrants or similar instruments); and

(b) Second Anniversary Grant. On the second anniversary of the IPO, Licensee shall issue to Licensor such additional number of shares of Common Stock that represents 1.00% of the outstanding shares of the Licensee as of the date of grant, on a fully diluted basis (including, for the avoidance of doubt, all shares issuable upon the exercise or conversion of any convertible securities, stock options, warrants or similar instruments).

(c) Pro Ration. If the Term of this Agreement ends prior to the first or second anniversary of the IPO, the applicable Equity Grant shall be prorated based on the number of days elapsed from the date of the IPO to the date of termination relative to the applicable one-year period, and the Licensee shall grant such prorated Equity Grant within [*] following the end of the Term.

(d) Reverse Merger / SPAC. If the IPO is effected through, or the Licensee undergoes, a Reverse Merger / SPAC transaction or similar transaction resulting in a public company parent, the Licensor shall instead be entitled to receive the applicable Equity Grants from such ultimate public company parent, with respect to a number of shares of such parent equal to 1.00% of the outstanding shares of such parent as of each of the applicable grant dates, on a fully diluted basis (calculated in a manner consistent with the foregoing). For purposes of this Section 5.13(d), “Reverse Merger/SPAC Transaction” means the Licensee’s completion of (a) a reverse merger or other business combination or transaction with a company that has a class of capital stock that is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act (a “Pubco”), or a subsidiary of such Pubco, pursuant to which the shares of capital stock of the Licensee outstanding immediately prior to such transaction represent, or are converted into or exchanged for, shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) of such Pubco in connection with such transaction, or (b) a merger or consolidation with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act.

Article 6

DEVELOPMENT AND COMMERCIALISATION

6.1.
General Diligence.

Licensee shall use Commercially Reasonable Efforts (a) to Develop and seek Regulatory Approval for at least one (1) Licensed Product in the Field in the United States and at least one (1) other Major Territory, and (b) upon receipt of Regulatory Approval for a given Licensed Product in a given country, to Commercialise such Licensed Product in such country, in each case ((a) or (b)) either by itself or through its Affiliates or Sublicensees or its or their respective contractors. Without limiting the generality of the foregoing, Licensee shall use Commercially Reasonable Efforts [*] to Develop and seek Regulatory Approval for a Licensed Product containing or comprising [*] in the Field in the United States and at least one (1) other Major Territory. If, at any time during the Term, Licensee determines in good faith, [*], that it is no longer commercially reasonable to continue Development of [*], Licensee shall promptly (and in any event within [*] of such determination) [*].

6.2.
Development Reports.

On an annual basis (and more frequently upon Licensor’s reasonable request), Licensee shall deliver to Licensor a written report summarising in reasonable detail (a) the material Development efforts undertaken with respect to Licensed Products during the preceding period, (b) current and anticipated pre-clinical and clinical activities, (c) the status of all regulatory filings and anticipated regulatory filings, (d) the achievement [*] of milestones, and (e) a summary of the Development activities of any Sublicensees.

6.3.
Development Records.

Licensee shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of Licensee, its Affiliates and its and their Sublicensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. Licensee shall maintain such records during the Term and for a period of time after the Term consistent with Applicable Laws and reasonable industry practices on record retention and destruction (which shall not be less than [*] following completion of the applicable Development activities). Such records shall fully and properly reflect all work done and results achieved by or on behalf of Licensee in the performance of the Development activities in the Territory hereunder, in good scientific manner appropriate for regulatory and patent purposes.

6.4.
Development and Commercialisation Responsibility.

Subject to Section 6.1, Licensee shall have sole responsibility, sole authority and sole control over all aspects of the Development, manufacture and Commercialisation of Licensed Products, including (a) the design and conduct of all pre-clinical studies and clinical trials, (b) all regulatory strategy, regulatory filings and interactions with Regulatory Authorities, (c) all manufacturing process development and commercial manufacturing, and (d) all Commercialisation activities. Licensee shall conduct all Development, manufacturing and Commercialisation activities in compliance with all Applicable Laws, including good clinical practice, good laboratory practice and good manufacturing practice.

6.5.
Regulatory Matters.

As between the Parties, Licensee shall own and control all regulatory filings, submissions, approvals and correspondence relating to Licensed Products. Licensee shall be the holder of all Regulatory Approvals for Licensed Products. Licensee shall keep Licensor reasonably informed of material regulatory developments relating to Licensed Antibodies and Licensed Products promptly and in reasonable detail. Each Party will inform the other about any adverse events that are causally related to [*] contained in a Licensed Antibody of which such Party becomes aware. The Parties will handle data and information about such adverse events according to the regulatory guidelines of the applicable Regulatory Authority.

Article 7

INTELLECTUAL PROPERTY

7.1.
Ownership.

(a) Licensor shall retain all right, title and interest in and to the Licensed Technology, subject to the licences granted to Licensee under this Agreement.

(b) Licensee shall own all right, title and interest in and to any inventions, data, results and Know-How conceived, discovered, developed or reduced to practice solely by or on behalf of Licensee or its Affiliates or Sublicensees in the course of exercising the licences granted hereunder (“Licensee Improvements”).

(c) To the extent any Licensee Improvement constitutes an improvement or modification to the Licensed Technology, (i) each Calendar Quarter during the Term, Licensee shall disclose to Licensor such Licensee Improvements as were conceived, discovered, developed or reduced to practice in the immediately prior Calendar Quarter; and (ii) Licensee hereby grants to Licensor a non-exclusive, royalty-free, perpetual, irrevocable licence (with the right to sublicence through multiple tiers) to use such Licensee Improvement (i) during the Term, outside of the scope of the exclusive licences granted in this Agreement and (ii) after the Term, for any and all purposes.

7.2.
Patent Prosecution and Maintenance.

(a) Licensee shall have the first right and responsibility to control the preparation, filing, prosecution and maintenance of [*] at Licensee’s cost. Licensee shall (i) keep Licensor reasonably informed of the status of the [*], (ii) provide Licensor with copies of all material patent prosecution correspondence with the applicable patent offices, (ii) consult with Licensor in good faith regarding the strategy and conduct of patent prosecution and maintenance activities, and (iv) reasonably consider Licensor’s comments and suggestions with respect thereto. Licensee shall not take any position in its prosecution and maintenance of [*] that would reasonably be expected to have an adverse effect on the scope, patentability or enforceability of the [*].

(b) If Licensee elects to abandon or not to file, prosecute or maintain the BsAb Patent in any country, Licensee shall provide Licensor with at least [*] prior written notice thereof, and Licensor shall have the right (but not the obligation) to assume responsibility for the filing, prosecution and/or maintenance of the [*] in such country at Licensor’s sole cost and expense.

(c) Licensor shall have the first right and responsibility to control the preparation, filing, prosecution and maintenance of the [*] at Licensor’s cost (subject to reimbursement as set forth in Section 7.2(d)). Licensor shall (i) keep Licensee reasonably informed of the status of the [*], (ii) provide Licensee with copies of all material patent prosecution correspondence with the applicable patent offices, (iii) consult with Licensee in good faith regarding the strategy and conduct of patent prosecution and maintenance activities, and (iv) adopt all reasonable comments and suggestions of the Licensee with respect thereto.

(d) Licensee shall reimburse Licensor for Patent Costs incurred after the Commencement Date for the [*], within [*] of receipt of an invoice therefor, together with reasonable supporting documentation. While Licensee is the only licensee under the [*], it shall be liable for all of such Patent Costs; otherwise such Patent Costs shall be allocated between licensees pro rata.

(e) If Licensor elects to abandon or not to file, prosecute or maintain the [*] in any country, Licensor shall provide Licensee with at least [*] prior written notice thereof, and Licensee shall have the right (but not the obligation) to assume responsibility for the filing, prosecution and/or maintenance of the [*] in such country at Licensee’s sole cost and expense.

7.3.
Patent Enforcement and Defense.

(a) Each Party shall promptly give the other Party notice of any known or suspected infringement by a Third Party of any Licensed Patent by a product that is Directed To IL-13 and IL-18 (“Patent Infringement”) and any known or suspected challenge by a Third Party against the validity or enforceability (“Patent Challenge”) of any Licensed Patent, and in any event within [*] after such Patent Infringement or Patent Challenge comes to such Party’s attention.

(b) Licensee shall have the first right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement or Patent Challenge with respect to the BsAb Patent in the Territory at its own expense and discretion as it reasonably determines appropriate. Licensee shall keep Licensor informed and reasonably consult with Licensor in the course of such legal action. Licensor shall have the right to be represented in any such legal action by counsel of its choice at its own expense. Licensee shall not take any position in connection with any Patent Infringement or Patent Challenge involving the BsAb Patent that would reasonably be expected to have an adverse effect on the scope, patentability or enforceability of [*].

(c) Licensor shall have the sole right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement or Patent Challenge with respect to [*] in the Territory at its own expense and discretion as it reasonably determines appropriate.

(d) In connection with any such legal action or proceeding, Licensee shall not enter into any settlement admitting the invalidity or unenforceability of the BsAb Patent without the express prior written consent of Licensor.

(e) If Licensee does not initiate a legal action for Patent Infringement or Patent Challenge with respect to [*] within [*] after a notice of such Patent Infringement or Patent Challenge under Section 7.3(a) (or, if earlier, within [*] before the time limit, if any, for the filing of such action), then Licensor shall have a backup right, but not the obligation, to initiate such legal action at its own expense.

(f) Any recoveries resulting from such legal action initiated by Licensee or Licensor hereunder relating to Patent Infringement or Patent Challenge of [*] or [*], including pursuant to a settlement, shall be applied as follows: (i) first to reimburse the Parties’ costs and expenses (including attorneys’ fees) incurred in connection with such action; and (ii) second, any amounts remaining after paying the amounts due each Party under clause (i) (the “Remaining Recovery”) shall be allocated as follows: [*].

(g) At the request of the enforcing Party (and at the enforcing Party’s expense), the other Party shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 7.3, including executing reasonably appropriate documents, cooperating in discovery and, if required by Applicable Law, joining as a party to the legal action at its own expense.

7.4.
Third Party Patent Proceedings.

(a) Licensor shall have the sole and exclusive right, but not the obligation, to bring and control any legal action to challenge any patents controlled by a Third Party, including by declaratory judgment action, patent interference, opposition, pre-issuance submission, ex parte re-examination, post-grant review, inter partes review, patent litigation or similar proceeding, in each case that are necessary or useful to Develop, manufacture, Commercialise or otherwise exploit any sequence comprised within the [*], other than as a component of a Licensed Product.

(b) At the request of Licensor, Licensee shall cooperate and provide any information or assistance in connection with any legal action under Section 7.4(a), including executing reasonably appropriate documents, cooperating in discovery and, if required by Applicable Law, joining as a party to the action at Licensor’s cost and expense.

(c) Subject to Section 7.4(a) and 7.4(b), Licensee shall have the sole and exclusive right, but not the obligation, to bring and control any legal action to challenge any patents controlled by a Third Party, including by declaratory judgment action, patent interference, opposition, pre-issuance submission, ex parte re-examination, post-grant review, inter partes review, patent litigation or similar proceeding, in each case that are necessary or useful to Develop, manufacture, Commercialise or otherwise exploit any Licensed Product.

(d) At the request of Licensee, Licensor shall cooperate and provide any information or assistance in connection with any legal action under this Section 7.4, including executing reasonably appropriate documents, cooperating in discovery and, if required by Applicable Law, joining as a party to the action at Licensee’s cost and expense.

(e) At the request of either Party to conduct the activities under this Article 7, the Parties shall cooperate in good faith to enter into a customary common-interest agreement intended to preserve attorney-client privilege with respect to disclosures and communications by or on behalf of either Party or its Affiliates in connection with such activities.

7.5.
Patent Challenge.

If Licensee or any of its Affiliates or Sublicensees directly or indirectly challenges the validity, enforceability or scope of any Licensed Patent (including by initiating, participating in or financially supporting any inter partes review, post-grant review, opposition, re-examination or equivalent proceeding), or assists or encourages any Third Party to do so (other than in compliance with a subpoena or court order), Licensor shall have the right to terminate this Agreement upon [*] prior written notice to Licensee, unless such challenge is withdrawn within such [*] period. Licensee shall include an equivalent provision to this Section 7.5 in each Sublicence agreement.

7.6.
Patent Term Extension.

Licensee will have the sole right to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory, where applicable to the BsAb Patent in the Territory in connection with the Licensed Products. Licensor shall reasonably cooperate with and provide reasonable assistance to Licensee, at Licensee’s reasonable request and expense in seeking and obtaining obtain patent term restoration or supplemental protection certificates or the like. Licensor shall not seek to obtain any patent term restoration or supplemental protection certificates or the like or their equivalents of [*] in any country in the Territory.

Article 8

REPRESENTATIONS AND WARRANTIES

8.1.
Mutual Representations and Warranties.

Each Party hereby represents and warrants to the other Party as of the Commencement Date that:

(a) it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation;

(b) it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c) the execution, delivery and performance of this Agreement have been duly authorised by all necessary action on the part of such Party;

(d) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity; and

(e) the execution, delivery and performance of this Agreement by such Party does not and will not (i) violate any Applicable Law, (ii) conflict with or result in a breach of the terms, conditions or provisions of its organisational documents, or (iii) conflict with, result in a breach of, or constitute a default under any agreement or instrument to which it is a party or by which it is bound.

8.2.
Additional Representations and Warranties of Licensor.

Licensor hereby represents and warrants to Licensee as of the Commencement Date that:

(a) Licensor has the right under the Licensed Technology to grant to Licensee the licences and other rights set forth in this Agreement, and it has not granted any licence or other right under the Licensed Technology that is inconsistent with the licences and other rights granted to Licensee hereunder;

(b) None of Licensor, its Representatives, or any other Person used by Licensor in the performance of any research activities or otherwise in connection with this Agreement has been or is (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Licensor agrees to inform Licensee in writing promptly if Licensor or any person who is performing activities on its behalf under the Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened; and

8.3.
Mutual Covenants.

Each Party hereby covenants to the other Party that, during the Term:

(a) it shall, and shall ensure that its Affiliates and its and its Affiliates’ Representatives and Sublicensees, comply with Applicable Laws in all material respects in the performance of its obligations and the exercise of its rights under this Agreement; and

(b) it shall, and shall direct each of its Affiliates and subcontractor conducting activities under this Agreement to, conduct all such activities in compliance with Applicable Laws, including all applicable anti-corruption laws, anti-money laundering laws or laws restricting or regulating global trade and U.S. sanctions.

8.4.
Covenants of Licensor.

Licensor hereby covenants to Licensee during that, during the Term, Licensor will not grant a Third Party any licence or other right in the Licensed Technology that would conflict with the rights and licences granted to Licensee hereunder with respect to such Licensed Technology.

8.5.
Covenants of Licensee.

Licensee hereby covenants to Licensor during the Term that: it and its Affiliates will not use any employees or contractors in the Development, manufacture, Commercialisation or other exploitation of Licensed Antibodies and Licensed Products who are, or have been, debarred or disqualified by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority.

8.6.
Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8, THE LICENSED TECHNOLOGY IS PROVIDED BY LICENSOR ON AN “AS IS” BASIS, WITHOUT WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. LICENSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE USE OR COMMERCIALISATION OF THE LICENSED PATENTS, LICENSED KNOW-HOW, LICENSED ANTIBODIES, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. LICENSOR MAKES NO REPRESENTATION OR WARRANTY AS TO THE VALIDITY OR SCOPE OF ANY PATENT RIGHTS.

Article 9

INDEMNIFICATION AND LIABILITY

9.1.
Indemnification by Licensee.

Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs of litigation) (collectively, “Losses”) arising out of or resulting from any Third Party claim, action, suit or proceeding (a “Claim”) to the extent arising from or relating to: (a) the Development, manufacture, Commercialisation, use, storage, handling, marketing, distribution, sale, import, export or other exploitation of Licensed Antibodies or Licensed Products by or on behalf of Licensee, its Affiliates or its Sublicensees; (b) any breach by Licensee of its representations, warranties, covenants or obligations under this Agreement; or (c) the negligence or wilful misconduct of Licensee, its Affiliates or its Sublicensees; except, in each case, to the extent such Losses are attributable to the negligence or wilful misconduct of any Licensor Indemnitee or any breach by Licensor of its representations, warranties, covenants or obligations under this Agreement.

9.2.
Indemnification by Licensor.

Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “Licensee Indemnitees”) from and against any and all Losses arising out of or resulting from any Claim to the extent arising from or relating to: (a) any breach by Licensor of its representations, warranties, covenants or obligations under this Agreement; or (b) the negligence or wilful misconduct of Licensor or its Affiliates; except, in each case, to the extent such Losses are attributable to the negligence or wilful misconduct of any Licensee Indemnitee or any breach by Licensee of its representations, warranties, covenants or obligations under this Agreement.

9.3.
Indemnification Procedures.

(a) A Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Claim for which indemnification is sought; provided that failure to give such prompt notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnifying Party shall have the right to assume and control the defence of any such Claim, at its own expense, with counsel of its own choosing reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in the defence of such Claim and may participate in such defence at its own expense.

(c) The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement (i) involves only the payment of monetary damages fully covered by the Indemnifying Party and (ii) does not impose any obligation on, or require any admission of fault by, the Indemnified Party.

9.4.
Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR LOST PROFITS, LOSS OF REVENUE, LOSS OF DATA OR OTHER ECONOMIC LOSS OR DAMAGE, IN EACH CASE ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY UPON WHICH SUCH DAMAGES OR LOSSES ARE BASED, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO: (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 9.1 AND 9.2; (B) A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.6 OR ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10; (C) A PARTY’S WILFUL MISCONDUCT OR FRAUD; OR (D) LICENSEE’S PAYMENT OBLIGATIONS UNDER ARTICLE 5.

9.5.
Insurance.

During the Term and for a period of [*] thereafter (or, if longer, for so long as any Licensed Product is being Commercialised by or on behalf of Licensee), Licensee shall maintain, at its own cost and expense, insurance coverage consistent with normal business practices and adequate to cover the risks associated with its rights and obligations, and performance of any activities hereunder, and Licensee acknowledges and agrees that the maintenance of such insurance coverage shall not relieve Licensee of any of its obligations or liabilities under this Agreement. Licensee shall name Licensor as an additional insured under such policies and shall provide Licensor with certificates of insurance upon request.

Article 10

CONFIDENTIALITY

10.1.
Confidential Information.

“Confidential Information” means all non-public information, whether written, oral, visual, electronic or in any other form, that is disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including (a) scientific, technical, financial, business and commercial information, (b) the terms and conditions of this Agreement, and (c) any information identified or marked as “confidential” or “proprietary” or disclosed under circumstances reasonably indicating its confidential nature. Confidential Information shall not include information that the Receiving Party can demonstrate by competent written evidence:

(i)
was publicly known or available at the time of disclosure;
(ii)
becomes publicly known or available after disclosure through no fault of the Receiving Party;
(iii)
was already in the Receiving Party’s possession at the time of disclosure without restriction on disclosure;
(iv)
is rightfully obtained by the Receiving Party from a Third Party not under an obligation of confidentiality to the Disclosing Party; or
(v)
is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.
10.2.
Obligations.

The Receiving Party shall (a) maintain all Confidential Information of the Disclosing Party in strict confidence, (b) not disclose such Confidential Information to any Third Party except as expressly permitted under this Agreement, and (c) not use such Confidential Information for any purpose other than exercising its rights and performing its obligations under this Agreement. The Receiving Party shall protect the Disclosing Party’s Confidential Information using the same degree of care it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

10.3.
Permitted Disclosures.

Notwithstanding Section 10.2, the Receiving Party may disclose Confidential Information of the Disclosing Party:

(a) to its Affiliates, employees, officers, directors, agents, consultants, contractors, actual or potential investors, lenders, acquirers, collaborators and Sublicensees who have a need to know such information for the purposes of this Agreement, provided that such Persons are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein;

(b) to the extent required by Applicable Law, regulation, rule of any stock exchange, or order of any court or Governmental Authority, provided that the Receiving Party (i) provides the Disclosing Party with prompt prior written notice of such required disclosure (to the extent permitted by law), (ii) cooperates with the Disclosing Party to seek a protective order or other appropriate remedy, and (iii) discloses only that portion of the Confidential Information that is legally required to be disclosed;

(c) to Regulatory Authorities to the extent necessary for the Development, manufacture or Commercialisation of Licensed Products; and

(d) to exercise its rights or perform its obligations under this Agreement.

10.4.
Use of Names.

Neither Party shall use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other Party. The restrictions imposed by this Section 10.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment on such disclosure.

10.5.
Confidentiality of this Agreement.

(a) This Agreement and its terms are considered Confidential Information of both Parties, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the other Party, except as expressly permitted by Section 10.3, and except that both Parties may disclose this Agreement and its terms to its legal, financial and investment banking advisors; bona fide potential and actual investors, acquirers, merger partners, assignees, collaborators, investment bankers, lenders, licensees, sublicensees or strategic partners in connection with licence or partnering transactions, due diligence or similar investigations by such Third Parties or in confidential financing documents; and counsel or other advisors for the foregoing; provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 10 (provided that the confidentiality term applicable to such Third Party may be shorter so long as it is commercially reasonable).

(b) The Parties acknowledge that either or both Parties may be obligated to file under applicable Law promulgated by governmental authorities or applicable securities exchanges a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. In the event that a Party determines based on advice of outside counsel that such a filing is required, such

Party shall request confidential treatment of all Confidential Information herein, including the sensitive commercial, financial, and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with applicable Law promulgated by Governmental Authorities or applicable securities exchanges. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.

10.6.
Publicity.

Neither Party will generate or allow any publicity regarding this Agreement or the transactions contemplated hereunder without the other Party first approving such press release or publication in writing, except for any public disclosure by or on behalf of a Party that is, upon the advice of such Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of such Party are listed (or to which an application for listing has been submitted) and except that a Party may, once a press release or other public written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public written statement without the further approval of the other Party.

10.7.
Publications.

(a) The Parties shall collaborate and cooperate in good faith to devise a Publication (as defined below) strategy for the Licensed Products that is acceptable to both Parties. Prior to publicly presenting or publishing any data, results or analyses relating to a Licensed Product generated by or on behalf of Licensee pursuant to this Agreement (each such proposed presentation or publication, a “Publication”), Licensee will provide Licensor with a copy of such proposed Publication to review with adequate time for Licensor’s review and comment prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). Licensee will take into consideration Licensor’s reasonable comments prior to finalizing the Publication. Upon Licensor’s request, Licensee shall remove any Confidential Information of Licensor from such Publication or remove or revise any information regarding [*] of a Licensed Antibody, in each case, that is not necessary for scientific accuracy or that Licensee is not required to disclose pursuant to Applicable Law or the rules of a stock exchange on which the securities of Licensee are listed. In addition, Licensee shall have the right to request the delay of such Publication for up to [*] to enable filing of patent applications protecting patentable inventions based on Licensed Know-How disclosed therein, which request Licensee will take into consideration and discuss with Licensor before release of the Publication.

(b) Licensor will not publicly present or publish any Publication including Confidential Information of Licensee relating specifically to the BsAb without Licensee’s prior written consent, which consent may be withheld for any reason or no reason. Each Publication shall include proper attribution, including the use of such Party’s trademarks and name, to the non-publishing Party, as applicable, and each non-publishing Party expressly authorizes the inclusion of such reference in the applicable Publication and licences the use of such trademarks and name solely for inclusion in any such Publication.

10.8.
Term of Confidentiality.

The obligations of confidentiality under this Article 10 shall survive the expiration or termination of this Agreement for a period of [*]; provided that with respect to any Confidential Information that constitutes a trade secret under Applicable Law, the obligations of confidentiality shall continue for so long as such information remains a trade secret.

Article 11

TERM AND TERMINATION

11.1.
Term.

This Agreement shall commence on the Commencement Date and, unless earlier terminated in accordance with this Article 11, shall continue in full force and effect until the expiration of the last remaining Royalty Term (the “Term”).

11.2.
Termination for Convenience by Licensee.

Licensee may terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product basis, upon one hundred and eighty (180) days’ prior written notice to Licensor.

11.3.
Termination for Cause.

(a) Material Breach. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party commits a material breach of any of its obligations under this Agreement and fails to cure such breach within [*] (or [*] with respect to any failure to make any payments owing to a Party hereunder) after receiving written notice from the non-breaching Party specifying such breach in reasonable detail. If the nature of the breach is such that it cannot reasonably be cured within such [*] period, the breaching Party shall not be in breach if it commences a cure within such period and diligently pursues such cure to completion within a reasonable period not to exceed an additional [*]. In the event of a dispute regarding the existence or cure of a material breach, no termination shall become effective until such dispute is finally resolved pursuant to Article 12 in favor of the non-breaching Party and the breaching Party fails to cure such material breach within [*] thereafter.

(b) Insolvency. Each Party will have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [*] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

(c) Patent Challenge. Licensor may terminate this Agreement in accordance with Section 7.5.

11.4.
Effects of Termination.

(a) Upon termination (but not expiration) of this Agreement for any reason, all licences and rights granted to Licensee under this Agreement shall immediately terminate, and Licensee shall (and shall cause its Affiliates and Sublicensees to) cease all Development, manufacture and Commercialisation of Licensed Antibodies and Licensed Products, except as required for Licensee, its Affiliates and/or its Sublicensees to perform any of its obligations that survive termination, including to continue to complete or wind down any ongoing clinical trials for any Licensed Product, as may be required by Applicable Law or ethical principles, and subject to Sections 11.4(b) and 11.4(c).

(b) Wind-Down Period. Notwithstanding Section (a), Licensee and its Sublicensees shall have a period of [*] following the effective date of termination to sell or otherwise dispose of any inventory of Licensed Products then in existence (the “Wind-Down Period”), and the financial obligations under Article 5 shall continue to apply to such sales. Upon Licensor’s request, Licensee shall, and shall cause its Affiliates to reasonably cooperate with Licensor, for a period of time not to exceed [*], to facilitate orderly transition of the Development, manufacture and Commercialisation of Licensed Products to Licensor or its designee, including (i) reasonably cooperating to assign or amend, as appropriate, upon request of Licensor, any agreements or arrangements with Third Party vendors (including distributors) to Develop, manufacture, promote, distribute, sell or otherwise Commercialise Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to Licensor, reasonably cooperating with Licensor to arrange to continue to provide such services for a reasonable time after termination not to exceed [*]; and (ii) to the extent that Licensee or its Affiliate is performing any activities described above in (i), reasonably cooperating with Licensor to transfer such activities to Licensor or its designee and continuing to perform such activities on Licensor’s behalf for a reasonable time after termination, for a period of time not to exceed [*], until such transfer is completed. Such cooperation shall be at [*] expense, except for termination by Licensee pursuant to Section 11.3(a) or Section 11.3(b), which shall be at [*] expense.

(c) Survival of Sublicences. The provisions of Section 3.2 shall apply upon any termination of this Agreement.

(d) Return of Confidential Information. Within [*] following the effective date of termination, each Party shall, at the Disclosing Party’s election, return or destroy all Confidential Information of the other Party in its possession or control, and certify in writing to the other Party that it has done so; provided that (i) each Party may retain one (1) archival copy of such Confidential Information solely for legal and compliance purposes and (ii) neither Party shall be required to purge Confidential Information from electronic backup systems made in the ordinary course, provided that such retained information remains subject to the confidentiality obligations of Article 10.

(e) Reversion of Rights. Upon termination of this Agreement, all rights in the Licensed Technology shall revert to Licensor, and Licensee shall, at Licensor’s request and expense, execute and deliver such documents and take such further actions as may be reasonably necessary to effectuate such reversion, including the assignment or transfer of any regulatory filings, Regulatory Approvals, ongoing clinical trials and applicable regulatory filings and relevant data generated by Licensee with respect to Licensed Products, and as are necessary or useful for the Development manufacture and/or Commercialisation of Licensed Products (including the granting of a right of reference and the exchange of pharmacovigilance information, as applicable). In addition, upon Licensor’s request Licensee shall grant, and hereby does grant upon such request, to Licensor an exclusive royalty-bearing licence under the Intellectual Property Rights Controlled by the Licensee necessary or useful to Develop, manufacture, Commercialise and otherwise exploit the terminated Licensed Products (“Reversion Products”) in the Field in the Territory (the “Reversion License”). Licensor and Licensee shall negotiate in good faith, for a period of up to [*] following such written request, on commercially reasonable financial and other terms of the Reversion License, which terms shall take into consideration Licensee’s contributions made in the Development, manufacture, Commercialisation and other exploitation of the Reversion Products. For clarity, the grant and scope of the Reversion License granted to Licensor under this Section 11.4(e) shall not be affected if the Parties fail to agree on the financial and other terms of the Reversion License.

(f) Ongoing Clinical Trial. If, at the time of such termination, Licensee or its Affiliates or, subject to Section 3.2, its Sublicensees are conducting any clinical trials of Licensed Products, then, at Licensor’s election, within [*] after the effective date of termination, on a clinical trial-by-clinical trial basis: (i) Licensee shall, and shall cause its Affiliates and Sublicensees to, cooperate with Licensor to transfer the conduct of such clinical trial to Licensor or its designees and complete such transfer promptly and, in any case, within [*] after the termination effective date, and Licensor shall assume any and all liability for the conduct of any transferred clinical trial after the effective date of such transfer (except to the extent arising prior to the transfer date or the negligence or willful misconduct by Licensee or its Affiliates); and (ii) Licensee shall, at [*] cost and expense, orderly wind-down the conduct of any such clinical trial that is not assumed by Licensor under clause (i) above. Such transfer shall be at [*] expense, except for termination by Licensee pursuant to Section 11.3(a) or Section 11.3(b), which shall be at [*] expense.

(g) Accrued Obligations.

Termination or expiration of this Agreement shall not relieve either Party of any obligation accruing prior to such termination or expiration, including the obligation to make any payments due hereunder.

11.5.
Surviving Provisions.

The following provisions shall survive expiration or termination of this Agreement: Article 1 (Definitions) (to the extent necessary to interpret surviving provisions), Sections 2.3 (No Implied Licences), 5.9 through 5.12 (Payment Terms, Reports and Records, Audit Rights, Taxes) (with respect to accrued obligations), Section 5.13(c) (until all Equity Grants required hereunder have been issued), Section 6.3 (Development Records), Section 7.1 (Ownership), Section 8.6 (Disclaimer of Warranties), Article 9 (Indemnification and Liability) (excluding Section 9.5 (Insurance)), Article 10 (Confidentiality), Section 11.4 (Effects of Termination), this Section 11.5 (Surviving Provisions), Article 12 (Dispute Resolution) and Article 13 (General Provisions).

Article 12

DISPUTE RESOLUTION

12.1.
Good Faith Negotiations.

In the event of any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination (a “Dispute”), the Parties shall first attempt to resolve such Dispute through good faith negotiations between senior executives of each Party having authority to resolve such Dispute. Either Party may initiate such negotiations by delivering written notice to the other Party describing the Dispute in reasonable detail. The designated senior executives shall meet (in person or by teleconference) within [*] after receipt of such notice and shall use good faith efforts to resolve such Dispute within [*] after such meeting.

12.2.
Arbitration.

(a) If the Parties are unable to resolve a Dispute through good faith negotiations pursuant to Section 12.1, either Party may submit such Dispute to final and binding arbitration administered by JAMS in accordance with the JAMS Rules of Arbitration then in effect.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two (2) Party-appointed arbitrators shall appoint a third arbitrator who shall serve as the presiding arbitrator. If the two (2) Party-appointed arbitrators are unable to agree upon the presiding arbitrator within [*] of the appointment of the second arbitrator, the presiding arbitrator shall be appointed by JAMS.

(c) The seat of arbitration shall be New York, New York. The language of the arbitration shall be English.

(d) The arbitral tribunal shall have the authority to grant any remedy or relief that a court of competent jurisdiction could grant, including specific performance, injunctive relief and declaratory judgments.

(e) The decision of the arbitral tribunal shall be final and binding upon the Parties, and judgment upon the award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction.

(f) Each Party shall bear its own costs and expenses of arbitration, and the Parties shall share equally the fees and expenses of the arbitral tribunal and JAMS, unless the arbitral tribunal otherwise determines in its award.

(g) Notwithstanding the foregoing, the Parties agree that any disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights shall be subject to the exclusive jurisdiction of the state and federal courts in New York, New York and each Party hereby submits to such jurisdiction.

12.3.
Injunctive Relief.

Notwithstanding the foregoing, nothing in this Article 12 shall prevent either Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, including to prevent irreparable harm pending the outcome of arbitration proceedings.

12.4.
Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to any principles of conflicts of laws that would require the application of the laws of a different jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Article 13

GENERAL PROVISIONS

13.1.
Assignment.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that (a) Licensor may assign this Agreement without Licensee’s prior written consent in connection with any internal restructuring of Licensor; (b) Licensor may assign, without Licensee’s prior written consent, its rights to receive some or all of the payments payable hereunder to an Affiliate or a Third Party funding source; and (c) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent to (i) its Affiliate or (ii) its successor to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The assigning Party shall provide the other Party with prompt written notice of any such assignment set forth in clauses (a), (b) and (c) above. Except for an assignment pursuant to clause (b) above, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

13.2.
Force Majeure.

Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement (other than payment obligations) to the extent such failure or delay is caused by circumstances beyond its reasonable control, including acts of God, fire, flood, earthquake, epidemic, pandemic, war, terrorism, strike, governmental action, or failure of public utilities (each, a “Force Majeure Event”), provided that the affected Party (a) gives prompt written notice to the other Party of the Force Majeure Event and its expected duration, (b) uses commercially reasonable efforts to mitigate the effects of such Force Majeure Event, and (c) resumes performance as soon as reasonably practicable after the Force Majeure Event ceases. If a Force Majeure Event continues for more than [*], either Party may terminate this Agreement upon [*] written notice to the other Party.

13.3.
Entire Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, between the Parties with respect to such subject matter.

13.4.
Amendments and Waivers.

No amendment, modification or supplement to this Agreement shall be valid or binding unless set forth in writing and duly executed by authorised representatives of both Parties. No waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the Party granting such waiver. No failure or delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy.

13.5.
Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any Applicable Law, such provision shall be deemed amended to the minimum extent necessary to make it legal, valid and enforceable, and the remaining provisions of this Agreement shall remain in full force and effect. If such amendment is not possible, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

13.6.
Notices.

(a) All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by overnight courier service (with tracking and signature confirmation), (iii) sent by certified or registered mail, return receipt requested, postage prepaid, or (iv) sent by email (with confirmation of receipt), in each case to the addresses set forth below or to such other address as a Party may designate by notice given in accordance with this Section 13.6:

If to Licensor:

Khanda Therapeutics LP

[*]

[*]

If to Licensee:

Talawar Tx Inc.

[*]

13.7.
Relationship of the Parties.

The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall be construed to create any agency, partnership, joint venture or employer-employee relationship between the Parties. Neither Party shall have any authority to bind the other Party or to create any obligation on behalf of the other Party.

13.8.
No Third Party Beneficiaries.

Except as expressly provided in Article 9 (with respect to Licensor Indemnitees and Licensee Indemnitees), this Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns, and nothing in this Agreement shall be construed to confer any rights, benefits or remedies on any Third Party.

13.9.
Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by electronic means (including PDF, DocuSign or other electronic signature platforms) shall be deemed original signatures for all purposes.

13.10.
Construction.

(a) The headings and captions in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(b) As used in this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) references to “days” shall mean calendar days unless otherwise specified; (iii) references to any statute or regulation shall be deemed to include any amendments, modifications, re-enactments or successor legislation thereto; and (iv) the singular shall include the plural and vice versa, and the masculine, feminine and neuter genders shall each include the other genders.

(c) This Agreement has been negotiated by the Parties and their respective counsel. This Agreement shall not be construed against any Party by reason of its role in drafting this Agreement.

13.11.
Further Assurances.

Each Party shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

13.12.
Performance by Affiliates.

Each Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates, subject to the terms of this Agreement. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 10, and shall be subject to the intellectual property provisions of Article 7 as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

[Signature Page Follows.]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Commencement Date.

KHANDA THERAPEUTICS LP

By:	/s/ Someit Sidhu
Name: Someit Sidhu
Title: Director
Date: 5/6/2026

TALAWAR TX INC.

By:	/s/ Evan Taddeo
Name: Evan Taddeo
Title: VP, Corporate Development
Date: 5/6/2026

[Signature Page to Patent and Know-How Licence Agreement]

CONFIDENTIAL

EXHIBIT A

Part A BsAb Patent

[*]Part B [*] Patent

[*]

EXHIBIT B

BSAB SEQUENCE

[*]

EXHIBIT C

Form of Preferred Stock Purchase Agreement

[Attached as a separate document.]